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                            [INTERNET AMERICA LOGO]

CONTACT                                                            FOR RELEASE
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Paul R. Streiber                                                     IMMEDIATE
Director, Corporate Communications
214.861.2582
investor.relations@airmail.net
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                       INTERNET AMERICA ACQUIRES COMPUNET
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NEW MEMBERS WILL BENEFIT FROM EASY, PRODUCTIVE AND ENJOYABLE INTERNET EXPERIENCE

        DALLAS, January 29 - Internet America, Inc. (Nasdaq: GEEK, www.airmail.net) today announced that it has acquired the customers and substantially all of the assets of CompuNet, a Dallas, Texas-based Internet Service Provider. Internet America agreed to purchase the assets of CompuNet for total consideration of approximately $2 million, consisting of common stock of Internet America and the assumption of certain liabilities.

         In transferring to Internet America's service, each member will receive the Internet America Welcome Kit. The Welcome Kit includes Internet America's fully licensed copy of Netscape Navigator that works with Windows 98, 95, 3.1 and Macintosh, the Internet America Member's Manual complete with contact information and instructions on getting started and access to Internet
America's 24-hour, 7-day-a-week customer care. Transition of the new members should be complete within 30 days.

         "We are excited to be welcoming CompuNet customers to the Internet America family and pleased that our new members will be able to enjoy some of the fastest and most reliable Internet systems in the world. Internet America is known for making the Internet as easy, productive and enjoyable as possible," said Mike Maples, chief executive officer of Internet America. "This is a significant event because it marks the first acquisition in Internet America's expansion strategy made possible by our IPO in December."

         Based in Dallas, Internet America is a leading Internet Service Provider in the southwestern United States with over 50,000 subscribers. Through its 1-800-Be-A-Geek(R) television campaigns, which emphasize the speed and quality of its Internet services and its

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commitment to customer care, Internet America has become one of the leading
Internet service providers in its markets. Internet America offers a wide array of Internet services tailored to meet the needs of individual retail consumers, including dial-up Internet access, multiple e-mail addresses, World Wide Web access, chat, Usenet News and personal web sites. Internet America also provides a full range of services to business customers, including dedicated high-speed access, web hosting, server co-location and domain name registration.

         This press release may contain forward-looking statements relating to future financial results or business expectations and, as a result, should be considered as subject to the many uncertainties that exist in the Company's operations and business environment. Business plans may change as circumstances warrant and actual results may differ materially as a result of a number of factors. Such factors include, but are not limited to: the Company's expansion and acquisition strategy, the Company's ability to achieve operating efficiencies, the Company's dependence on network infrastructure, capacity, telecommunications carriers and other suppliers, industry pricing and technology trends, evolving industry standards, regulatory changes, and general economic and business conditions. These risk factors and additional information are included in the Company's prospectus filed with the Securities and Exchange Commission on December 9, 1998, for the Company's initial public offering.



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